UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 26, 2024

MULLEN AUTOMOTIVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34887	86-3289406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1405 Pioneer Street, Brea, California 92821

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(714) 613-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	MULN	The Nasdaq Stock Market, LLC (Nasdaq Capital Market)
Rights to Purchase Series A-1 Junior Participating Preferred Stock	None	The Nasdaq Stock Market, LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 26, 2024 (the “Closing Date”), Mullen Automotive Inc. (the “Company”) entered into that certain Common Stock Purchase Agreement (the “Purchase Agreement”), dated as of the Closing Date, by and among the Company and Bollinger Motors, Inc., a Delaware corporation (“Bollinger Motors”), to acquire up to 467,869 shares of common stock of Bollinger Motors (the “Shares”), representing approximately 33.37% of the outstanding equity ownership of Bollinger Motors on a fully-diluted basis (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents), for an aggregate purchase price of approximately $36.1 million in cash (the “Purchase Price”).

At closing, $2.6 million of the Purchase Price was paid to Bollinger Motors and 33,048 Shares were issued by Bollinger Motors to the Company. In addition, prior to February 2025, the Company has agreed to acquire up to the remaining 434,821 Shares for consideration of approximately $33.6 million of the Purchase Price, which is to be paid in one or more installment payments, at the election of Bollinger Motors, at a price per share of $77.16 (the “Share Price”), subject to a financing condition that permits the Company to decide whether to allocate proceeds raised from various sources to complete any such installment payment (the “Financing Condition”). To the extent that fewer than 434,821 Shares have been issued prior to February 2025 (excluding the Shares issued on the Closing Date), the Company shall acquire the remaining amount of Shares at a price per share equivalent to the Share Price, subject to the Financing Condition. Through the date of this report on Form 8-K, an additional $1.7 million of the Purchase Price was paid to Bollinger Motors and 26,244 Shares were issued by Bollinger Motors to the Company.

Separately, for a period of eighteen months following the Closing Date, the Company shall have the right to acquire up to 439,347 additional shares of Bollinger Motors at a price per share equivalent to the Share Price. During the thirty-six month period following the Closing Date, the Company shall have the right to purchase up to 100% of the total number of shares of Bollinger’s common stock subject to any Committed Third Party Financing (as defined below) at a purchase price that is 75% of the purchase price offered in such Committed Third Party Financing and otherwise on the same terms and conditions provided for in the Committed Third Party Financing. A “Committed Third Party Financing” means receipt by Bollinger Motors from a third party of an arm’s-length bona fide offer that is not subject to any contingencies and for which such third party has fully and irrevocably committed, in the opinion of the Bollinger Motors’ Board, to purchase the Common Stock, equivalents or other securities of Bollinger Motors.

The Purchase Agreement contains customary representations and warranties, indemnification, and confidentiality provisions.

The foregoing description of the Purchase Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
2.1*	Common Stock Purchase Agreement, dated as of July 26, 2024, by and among Mullen Automotive Inc. and Bollinger Motors, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Mullen Automotive Inc. has omitted certain exhibits pursuant to Item 601(a)(5) of Regulation S-K and shall furnish supplementally to the Securities and Exchange Commission copies of any of the omitted exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MULLEN AUTOMOTIVE INC.

Date: August 1, 2024	By:	/s/ David Michery
David Michery
Chief Executive Officer

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